Exhibit 5.1

                                LAW OFFICES OF GARY L. BLUM

                                       August 17, 2004

NANOSIGNAL CORPORATION, INC.
3960 Howard Hughes Blvd., Suite 560
Las Vegas, NV 89109


Dear Sirs:

We refer to the Registration Statement on Form S-8 (the "Registration Statement"), to be filed by NANOSIGNAL CORPORATION, INC. formerly known as MICROSIGNAL CORPORATION (the "Company") with the Securities & Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to an aggregate of 35,000,000 shares of common stock of the Company, par value $.001 (the "Shares") issuable pursuant to the Company's 2004 Stock Incentive Plan #1 ("Plan").

In rendering the opinions expressed herein, we have reviewed such matters of law as we have deemed necessary and have examined the Plan and such agreements, instruments, documents and records as we have deemed relevant.

In rendering the opinions expressed herein, we have assumed the genuineness and authenticity of all documents examined by us and of all signatures thereon; the legal capacity of all natural persons executing such documents; the conformity to original documents of all documents submitted to us as certified or conformed copies or photocopies; and the completeness and accuracy of the certificates of public officials examined by us. We have made no independent factual investigation with regard to any such matters.

Based upon the foregoing, but subject to the limitations set forth below, it is our opinion that the Plan Shares have been duly authorized and, when issued and sold in accordance with the terms of the Plan, will have been legally issued, fully paid and non-assessable,

The opinions expressed herein are limited to matters involving the federal laws of the United States.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


Sincerely,

Gary L. Blum
-----------------------------
/s/ Gary L. Blum, Esq.

Law Offices of Gary L. Blum